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                                                                    EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
BioLase Technology, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-1 of BioLase Technology, Inc. (formerly Laser Medical Technology, Inc.) of our report dated March 17, 1995, relating to the consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 1994, and the related schedule, which report appears in the December 31, 1996 Annual Report on Form 10-KSB of BioLase Technology, Inc. We also consent to the references to our firm under the headings "Selected Consolidated Financial Data" and "Experts" in the registration statement.

Our report dated March 17, 1995, contains an explanatory paragraph that states that the Company's consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company has suffered recurring losses from operations and shows a need for continued funding that raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements and consolidated financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.

                                          KPMG PEAT MARWICK LLP

Orange County, California
July 7, 1997